Exhibit 99.1

GENCOR RELEASES SECOND QUARTER FISCAL 2018 RESULTS

May 3, 2018 (PRIME NEWSWIRE) - Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenues increased 37% to $30.8 million for the quarter ended March 31, 2018 compared to $22.5 million for the quarter ended March 31, 2017. Gross margins were 28.4% for the quarter ended March 31, 2018 compared to 29.6% for the quarter ended March 31, 2017 as material costs have increased. Product engineering and development expenses increased $288,000 to $758,000 for the quarter ended March 31, 2018 due to increased staffing to meet the higher demands for our engineered products. Selling, general and administrative (“SG&A”) expenses increased $794,000 to $2,921,000 for the quarter ended March 31, 2018. Headcount additions, higher sales commissions and increased advertising and trade show expenses to capitalize on the renewed optimism within the highway construction industry contributed to most of the increase in SG&A expenses. Operating income for the quarter ended March 31, 2018 was $5.1 million compared to $4.1 million for the quarter ended March 31, 2017.

For the quarter ended March 31, 2018, the Company had non-operating expense of $0.3 million compared to non-operating income of $0.8 million for the quarter ended March 31, 2017. The effective income tax rate for the quarter ended March 31, 2018 was 20.9% versus 30.0% for the quarter ended March 31, 2017 reflecting the lower corporate tax rates to comply with the recently enacted U.S. tax law, Tax Cuts and Jobs Act (“TCJA”). Net income for the quarter ended March 31, 2018 was $3.8 million, or $0.26 per diluted share, compared to net income of $3.4 million, or $0.23 per diluted share for the quarter ended March 31, 2017.

For the six months ended March 31, 2018 the Company had net revenue of $54.0 million and net income of $6.1 million ($0.41 per diluted share) versus net revenue of $38.3 million and net income of $4.8 million ($0.33 per diluted share) for the six months ended March 31, 2017.

At March 31, 2018, the Company had $110.9 million of cash and marketable securities compared to $110.8 million at September 30, 2017. Net working capital was $128.2 million at March 31, 2018. The Company had no short-term or long-term debt outstanding at March 31, 2018.

The Company’s backlog was $45.6 million at March 31, 2018 compared to $42.9 million at March 31, 2017.

John Elliott, Gencor’s CEO, commented, “Second quarter revenues of $30.8 million grew by 37% year to year and 33% sequentially from the first quarter. First half fiscal 2018 revenues of $54 million increased 41% from the first half of fiscal 2017. Gencor has experienced growth in all regions across the U.S. as demand for our equipment continues to be strong.

In the second quarter, gross margins declined slightly to 28.4% due to higher material costs, in particular carbon steel. However, gross margins are well above our historic margins of low to mid twenty percent. We continue to invest in and grow our research and development efforts to support the increased business and new products.

Net income benefitted from the lower tax rate of 21% resulting from the enactment of the U.S. tax reform bill of 2017.

Backlog of $45.6 million increased from the prior year. Quoting activity remains strong and we expect to close new asphalt plant orders in the coming weeks.

The March 2018 World of Asphalt construction equipment show was a success resulting in many promising opportunities.

We are well prepared to continue to provide our customers with the best technology and the highest quality products and support in the industry.

I am proud of the hard work and dedication of our Gencor employees that delivered these solid results. We continue to identify opportunities to improve our execution and remain focused on delivering strong performance.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	For the Quarters Ended March 31,		For the Six Months Ended March 31,
	2018	2017	2018	2017
Net revenue	$30,829,000	$22,526,000	$53,951,000	$38,309,000

Costs and expenses:
Production costs	22,059,000	15,869,000	40,098,000	27,502,000
Product engineering and development	758,000	470,000	1,458,000	886,000
Selling, general and administrative	2,921,000	2,127,000	5,613,000	4,317,000

	25,738,000	18,466,000	47,169,000	32,705,000

Operating income	5,091,000	4,060,000	6,782,000	5,604,000

Other income (expense), net:
Interest and dividend income, net of fees	383,000	162,000	676,000	203,000
Net realized and unrealized gains (losses) on marketable securities	(719,000)	656,000	(558,000)	1,063,000
Other	3,000	—	7,000	—

	(333,000)	818,000	125,000	1,266,000

Income before income tax expense	4,758,000	4,878,000	6,907,000	6,870,000
Income tax expense	994,000	1,463,000	797,000	2,061,000

Net income	$3,764,000	$3,415,000	$6,110,000	$4,809,000

Basic Income per Common Share:
Net income per share	$0.26	$0.24	$0.42	$0.33

Diluted Income per Common Share:
Net income per share	$0.26	$0.23	$0.41	$0.33

GENCOR INDUSTRIES, INC. Condensed Consolidated Balance Sheets
	March 31,	September 30,
	2018	2017
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$22,883,000	$22,933,000
Marketable securities at fair value (cost $88,520,000 at March 31, 2018 and $86,967,000 at September 30, 2017)	88,004,000	87,886,000
Accounts receivable, less allowance for doubtful accounts of $181,000 at March 31, 2018 and $207,000 at September 30, 2017	1,830,000	1,184,000
Costs and estimated earnings in excess of billings	10,928,000	6,768,000
Inventories, net	15,076,000	16,687,000
Prepaid expenses and other current assets	783,000	1,660,000

Total Current Assets	139,504,000	137,118,000

Property and equipment, net	7,783,000	5,722,000
Other assets	53,000	53,000

Total Assets	$147,340,000	$142,893,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,704,000	$1,320,000
Customer deposits	5,187,000	8,628,000
Accrued expenses	2,410,000	2,426,000

Total Current Liabilities	11,301,000	12,374,000

Deferred and other income taxes	634,000	1,601,000

Total Liabilities	11,935,000	13,975,000

Commitments and contingencies

Shareholders’ Equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,196,837 and 12,154,829 shares issued and outstanding at March 31, 2018 and September 30, 2017, respectively	1,220,000	1,215,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,288,857 and 2,263,857 shares issued and outstanding at March 31, 2018 and September 30, 2017, respectively	229,000	226,000
Capital in excess of par value	11,547,000	11,178,000
Retained earnings	122,409,000	116,299,000

Total Shareholders’ Equity	135,405,000	128,918,000

Total Liabilities and Shareholders’ Equity	$147,340,000	$142,893,000

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2017; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Eric Mellen, Chief Financial Officer
407-290-6000